UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine, California 92618
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2014, Ubiquity, Inc. (the “Company”), entered into a Share Exchange Agreement (the “Agreement”) with Sponsor Me, Inc. (“Sponsor Me”), a Nevada corporation, a related party. The Effective Date of the transaction was March 31, 2015 (the “Effective Date”) and resulted in the acquisition (the “Acquisition”) of Sponsor Me. Pursuant to the terms of the Agreement, Ubiquity acquired all of the outstanding capital stock of Sponsor Me from the Sponsor Me shareholders for an aggregate of 3,878,467 shares, of 3.59% of the Company’s common stock.

Sponsor Me is a new kind of digital publishing company that combines expert editorial with eCommerce for distribution on mobile and social platforms.

Sponsor Me, Inc. is a related party. Brenden Garrison is the CEO of Sponsor Me and is also the CFO of the Company.

As a result of the Agreement, the Sponsor Me shareholders transferred all their interest in Sponsor Me to the Company and, as a result, Sponsor Me became a wholly-owned subsidiary of the Company.

The Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the consideration for the Acquisition, the process of exchanging the consideration and the effect of the Acquisition. The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Share Exchange Agreement, dated December 31, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2015

UBIQUITY, INC.

By:	/s/ Christopher Carmichael
Christopher Carmichael
Chief Executive Officer